UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 3, 2013

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of RegiH1strant as Specified in Charter)

NEVADA	000-52089	36-4528166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 3, 2013, the call notice period for the early exercise of warrants issued to certain investors of InVivo Therapeutics Holdings Corp. (the “Company”) on October 26, 2010, November 10, 2010 and December 3, 2010 (the “Investor Warrants”) expired. During the call notice period, 100% of the remaining Investor Warrants were exercised. These exercises, coupled with warrant exercises during April 2013, raised $16.1 million gross and $15.6 million after solicitation expenses. Approximately 11.5 million shares of common stock were issued in connection with these warrant exercises. The combination of the exercise of all the Investor Warrants along with the warrant exchange offer completed on May 17, 2013 for placement agent and other eligible warrants resulted in the complete reversal and elimination of the $24.6 million warrant liability recorded on the Company’s books as of March 31, 2013.

Set forth below is the Company’s unaudited consolidated condensed balance sheet as of June 3, 2013:

InVivo Therapeutics Holdings Corp.

(A Developmental Stage Company)

Consolidated Condensed Balance Sheet

(In 000’s)

As of June 3, 2013
Unaudited

Cash and restricted cash	$23,607
Prepaid expenses	166
Fixed and other assets	2,822

Total assets	$26,595

Accounts payable and accrued expenses	$1,059
Loans and capital leases payable	1,822
Stockholders’ equity	23,714

Total liabilities and stockholders’ equity	$26,595

This information is not necessarily indicative of the Company’s unaudited consolidated balance sheet as of June 30, 2013. Additional information may arise during the Company’s close process or as a result of subsequent events that would require the Company to make adjustments to the financial information. In addition, adjustments to the Company’s financial statements may be identified through the course of the Company’s independent registered public accounting firm conducting and completing its review of the Company’s financial statements for the quarter ended June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: June 4, 2013	By:	/s/ Frank M. Reynolds
Frank M. Reynolds
Chief Executive Officer